SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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AFL-CIO Housing Investment Trust

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AFL-CIO Housing Investment Trust

Supplement to Proxy Statement

Special Meeting of Participants to be Held on May 14, 2019

The Proxy Statement for the Special Meeting of Participants of the AFL-CIO Housing Investment Trust is amended to correct an error in certain biographical information regarding the Class II Management Trustee nominee, Harry Thompson. Accordingly, the biographical information for Mr. Thompson, on page 8, under the header “Nominee for Election,” is hereby deleted and replaced with the following:

“Harry Thompson holds a Bachelor of Science in Business Administration, Professional Accounting and Finance from The American University. Among other things Mr. Thompson has served as Chief Financial Officer for both the Community Preservation and Development Corporation and The Realty Investment Company, Inc., and as Controller for both the AFL-CIO Housing Investment Trust and the Property Company of America / Rosewood Property Company. In addition, Mr. Thompson served as Senior Vice President, Finance and Operations for The Monument Group, Inc. and as an Asset Manager for CRI, Inc. (a syndicator and manager of multifamily and commercial real estate). He is currently the principal of Harry Thompson Associates, which specializes in assisting clients navigate through complex financial and operational issues.”

In order to allow additional time for Participants to vote on the proposal set forth in the Proxy Statement, the Special Meeting, originally scheduled for April 24, 2019, has been adjourned to May 14, 2019 at 11:00 a.m. (Eastern Time). The Meeting will continue to be held at the offices of the AFL-CIO Housing Investment Trust, 2401 Pennsylvania Ave., N.W., Suite 200, Washington, D.C. 20037.

All other information as set forth in the Proxy Statement is unchanged.